Exhibit 10.9

FORM OF

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of [date], by and among VICTORY BANK (the “Bank”), HV BANCORP, INC. (the “Company”), a Pennsylvania corporation and the holding company for the Bank, and [NAME] (the “Executive”).

WHEREAS, the Executive will serve in positions of substantial responsibility with the Bank and the Company; and

WHEREAS, the Bank, the Company and the Executive wish to set forth the terms of the Executive’s employment in these positions and enter into this employment agreement; and

WHEREAS, the Executive is willing and desires to serve in these positions with the Bank and the Company.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree and intend to be legally bound as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. The Bank hereby employs the Executive to serve as [position] and the Company hereby employs the Executive to serve as [position] according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement. The Executive hereby accepts continued employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2 Responsibilities and Duties.

(a) As [positions], the Executive shall serve under the boards of directors of the Bank and the Company and will perform all duties and will have all powers associated with the position, as set forth in any job description provided to the Executive by the Bank or by the Company or as may be set forth in the bylaws of the Bank or the Company. The Executive shall report directly to the boards of directors of the Bank and the Company.

(b) During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence approved by the boards of directors of the Bank and the Company, the Executive will devote substantially all of his business time, attention, skill and efforts necessary to perform his duties under this Agreement, including activities and duties directed by the boards of directors. Notwithstanding the preceding sentence, subject to the approval of the boards of directors, the Executive may serve as a member of the board of directors of business, community and charitable organizations or conduct affairs related to other business interests, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank, the Company or any of their affiliates, or present any conflict of interest. Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so also does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3 Term.

(a) The term of this Agreement shall include: (i) the initial term, consisting of the period commencing as of the date of the Bank’s conversion from the mutual to stock form of organization (the “Effective Date”) and continuing for thirty-six (36) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b) Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the boards of directors of the Bank and the Company may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(c) The disinterested members of the boards of directors of the Bank and the Company will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the term of the Agreement and will include the rationale and results of its review in the minutes of the meetings. The boards of directors will notify the Executive no earlier than ninety (90) days and no later than thirty (30) days prior to the applicable anniversary date whether they have determined to extend the Agreement.

(d) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank, the Company and the Executive may mutually agree.

1.4 Service on the Boards of Directors. The Executive currently serves as a member of the boards of directors of the Bank and the Company. The boards of directors of the Bank and the Company shall undertake every lawful effort to ensure that the Executive continues throughout the term of this Agreement to be nominated as a director of the Bank and the Company.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary and Bonus and Incentive Compensation.

(a) In consideration of the Executive’s performance of the obligations under this Agreement, the Bank and the Company shall pay or cause to be paid to the Executive a total salary at the annual rate of not less than $[amount] (the “Base Salary”), payable according to the regular payroll practices of the Bank. During the period of this Agreement, the boards of directors (or committees thereof) shall review the Executive’s Base Salary at least annually, and the Executive shall be entitled to receive annual increases at such percentage or in such amount as the boards of directors, in its sole discretion, may decide. The Bank and the Company shall apportion between them the aggregate Base Salary, based upon the services rendered by the Executive to the Company and the Bank. Any increase in the Executive’s Base Salary will become the new Base Salary for purposes of this Agreement.

(b) The Executive shall be entitled to incentive compensation in accordance with any program established by the Bank or the Company for the Executive or as otherwise may be provided to the Executive at the discretion of the Bank and the Company.

2.2 Benefit Plans and Perquisites During the term of this Agreement, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, disability, and group life benefits and including incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any of the plans, arrangements or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(c) below.

(a) Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Bank and the Company and reasonable expenses for attendance at annual and other periodic meetings of trade associations. Expenses will be reimbursed if they are submitted in accordance with the Bank’s policies and procedures.

(b) Facilities. The Bank and the Company will furnish the Executive with the working facilities and staff customary for executive officers with the comparable title and duties of the Executive, as set forth in Sections 1.1 and 1.2 of this Agreement, and as are necessary for the Executive to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank.

(c) Automobile Allowance. During the term of this Agreement, the Bank or the Company shall provide the Executive with an automobile to be selected by the Executive. The Executive shall have exclusive use of the automobile for himself and his family. The Bank or the Company shall annually include on the Executive’s Form W-2 any amount of income attributable to the Executive’s personal use of the automobile. The Bank or the Company shall maintain minimum liability insurance coverage on the automobile and shall have the Executive named as additional insured on the automobile insurance policy. Upon termination of the Executive’s employment hereunder (other than a termination for Cause), he shall have the option of purchasing the vehicle from the Bank or the Company for an amount equal to its fair market value. The Executive agrees to maintain the vehicle in accordance with any applicable warranty provisions, and the Bank and the Company agree to reimburse the Executive for maintenance and upkeep, subject to submission of documentation as may be reasonably required by the Bank.

2.3 Vacation; Leave. The Executive shall be entitled to paid time off (of at least 31 days paid time off per year) in accordance with policies established from time to time by the Bank and the Company. In addition to paid vacations and other leave, the boards of directors may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the boards of directors may determine.

2.4 Indemnification and Liability Insurance.

(a) Indemnification. The Bank and the Company agree to indemnify the Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or executive of the Bank, the Company or any of their affiliates (whether or not he continues to be a director or executive at the time of incurring any such expenses or liabilities). These expenses and liabilities may include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements approved by the boards of directors, if such action is brought against the Executive in his capacity as an executive or director of the Bank, the Company or any of their affiliates. Indemnification for expenses shall not extend to matters for which the Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 2.4 shall survive the term of this Agreement by a period of six (6) years.

(b) Insurance. During the period in which indemnification of the Executive is required under this Section 2.4, the Bank and the Company shall provide the Executive with coverage under a directors’ and officers’ liability policy at the expense of the Bank and the Company, at least equivalent to such coverage provided to directors and senior executives of the Bank and the Company.

ARTICLE 3

DEATH, DISABILITY AND EMPLOYMENT TERMINATION

3.1 Death or Disability.

(a) Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies while in active service to the Bank or the Company, the Executive’s spouse, or, if there is no surviving spouse, his estate, shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which his death occurred.

(b) Disability. The Executive shall be entitled to receive certain payments in connection with a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The boards of directors of the Bank and the Company shall determine whether or not the Executive has a Disability for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, which may include a requirement that the Executive submit to any physical or mental evaluations and tests as they deem reasonably appropriate Commencing on the first day of the second month following the date of the commencement of the Disability, the Executive shall receive an amount equivalent to his monthly Base Salary, as in effect as of the date of Disability (a “Disability Payment”). Disability Payments will be made on the first day of each month thereafter and shall continue until the earliest of: (x) the date he returns to full-time employment at the Bank, the Company or another employer; (y) his death; or (z) thirty-six months. Monthly Disability Payments shall be reduced by the amount of any short- or long-term disability benefits payable to the Executive under any other disability programs sponsored by the Bank or the Company.

3.2 Involuntary Termination with Cause. The Bank and the Company may terminate the Executive’s employment for Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which the Executive is entitled when the termination becomes effective. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the boards of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolutions of the boards of directors shall be deemed to have been duly adopted if it is adopted by the affirmative vote of a majority of the directors then in office, excluding the Executive. Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the boards of directors. The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the boards of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1) a material act of dishonesty in performing the Executive’s duties on behalf of the Bank or the Company;

(2) willful misconduct that in the judgment of the board of directors of the Bank or the Company will likely cause economic damage to the Bank, the Company or their affiliates or injury to the business reputation of the Bank, the Company or their affiliates;

(3) a breach of fiduciary duty involving personal profit;

(4) the intentional failure to perform stated duties under this Agreement after written notice thereof from the board of directors of the Bank or the Company;

(5) any felony conviction; or

(6) a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Bank or the Company.

3.3 Voluntary Termination by the Executive Without Good Reason. In addition to his other rights to terminate his employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the boards of directors of the Bank and the Company. Upon the Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination of employment. Following his voluntary termination of employment under this Section 3.3, the Executive will be subject to the restrictions set forth in Article 7.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive at least thirty (30) days in advance, the Bank or the Company may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the notice period. With advance written notice to the Bank and the Company as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x) the term “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(1) a failure to reelect or reappoint the Executive as [position] of the Bank or as [position] of the Company (provided, however, that a change in the Executive’s position consented to in writing by the Executive in connection with succession planning of the Bank or the Company, or otherwise, shall not be deemed a Good Reason) nor shall a failure by the board of directors to renew the terms of this Agreement constitute Good Reason;

(2) a failure to renominate the Executive to the board of directors of the Bank or the Company;

(3) a material change in the Executive’s positions resulting in positions of lesser responsibility, importance, or scope from the positions and attributes thereof described in Sections 1.1 and 1.2 of this Agreement (provided, however, that such a change consented to in writing by the Executive in connection with succession planning of the Bank or the Company, or otherwise, shall not be deemed a Good Reason);

(4) a liquidation or dissolution of the Bank or the Company, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(5) a material reduction in the Executive’s Base Salary or benefits (or any such reduction following a Change in Control) required to be provided hereunder (other than a reduction that is generally applicable to the Bank’s or the Company’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Bank or the Company as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));

(6) a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(7) a material breach of this Agreement by the Bank or the Company.

(y) the Executive must give notice to the Bank and the Company of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Bank and the Company shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason.

(a) Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily without Cause or if the Executive terminates employment with Good Reason, the Bank and the Company shall pay the Executive, in a single lump sum within ten (10) days of his termination of employment, an amount equal to (i) three (3) times his current Base Salary, plus (ii) the amount of the last bonus paid to the Executive multiplied by a fraction, the numerator of which equals the number of full calendar months remaining on the term of the Agreement and the denominator of which equals twelve (12). However, the Bank, the Company and the Executive acknowledge and agree that the severance benefits under this Section 4.1 shall not be payable if severance benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of his termination, and if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the severance benefits shall be paid to the Executive in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the

Executive’s employment terminates to the extent necessary to comply with Section 409A of the Code. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

4.2 Post-Termination Insurance Coverage.

(a) If the Executive’s employment terminates involuntarily without Cause or with Good Reason, the Bank or the Company shall continue or cause to be continued at the Bank’s or the Company’s expense medical, dental and life insurance benefits for the Executive and any of his dependents covered at the time of his termination. The health and welfare insurance benefits shall continue for a period of thirty-six (36) months from when the Executive’s employment terminates.

(b) In lieu of the applicable benefit set forth in Section 4.2(a), the Bank and the Company shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s or the Company’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for thirty-six (36) months, if any of the following applies:

(i)	if, under the terms of the applicable policy or policies for the insurance benefits specified in Section 4.2(a), it is not possible to continue coverage for the Executive and his dependents;

(ii)	if, under the terms of the Patient Protection and Affordable Care Act or other applicable law, providing the applicable benefit specified in Section 4.2(a) would result in an excise tax imposed on the Bank or the Company; or

(iii)	if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code.

Such lump-sum payment shall be made ten (10) days after employment termination or, if when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code and 4.2(b)(iii) applies, on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily without Cause or if the Executive voluntarily terminates employment with Good Reason, the Bank and the Company shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to (i) three (3) times his current Base Salary, plus (ii) the amount of the last bonus paid to the Executive multiplied by a fraction, the numerator of which equals the number of full calendar months remaining on the term of the Agreement and the denominator of which equals twelve (12). The payment required under this paragraph is payable no later than ten (10) business days after the Executive’s termination of employment, subject to the delay set forth in Section 4.1(b) of this Agreement if the Executive is a “specified employee.” If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement. In addition to the cash severance benefit provided for under this Section 5.1, the Bank or the Company shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement.

5.2 Change in Control Defined. For purposes of this Agreement, “Change in Control” of the Company or the Bank shall be deemed to have occurred if and when:

(i)	a change in control of the Company occurs, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any security of the Company is registered under Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(ii)	during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the board of directors (the “Existing Board”) of the Company cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director unless her or his initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of someone other than a Continuing Director;

(iii)	the Company or the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company or the Bank;

(iv)	any person other than the Company acquires ownership, holding or the power to vote 25% or more of the combined voting power of the Bank;

(v)	the Company or the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the combined voting power in the surviving or resulting corporation is owned by the former shareholders of the Company or the Bank; or

(vi)	a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code .

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 5, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

5.3 Contingent Reduction of Parachute Payments. If there is a Change in Control that would cause any payment or distribution by the Bank, the Company or any other person or entity to the Executive or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment,” and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive whichever of the following gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (b) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if the Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. All determinations required to be made under this Section 5.3, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Bank or the Company (the “Accounting Firm”). All fees and expenses of the Accounting firm shall be borne solely by the Bank or the Company. Any determination by the Accounting Firm shall be binding upon the Bank, the Company and the Executive.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Bank or the Company or their business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the confidential and proprietary information and trade secrets of the Bank, the Company and their affiliates in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of Pennsylvania.

This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to immediately deliver or return to the Bank and the Company upon termination of his employment, or as soon thereafter as possible, all written information and any other items furnished by the Bank or the Company or prepared by the Executive in connection with the Executive’s employment and to immediately delete (except to the extent provided below) all electronically stored data of the Bank and the Company maintained on the Executive’s personal computers and to return all employer-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.). The Executive will retain no copies thereof after termination of the Executive’s employment; provided, however, that the Executive shall be entitled to retain any list of names and related contact information with whom the Executive has had personal contact during or prior to his employment with the Bank and the Company.

6.3 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Bank or the Company. The Executive hereby assigns to the Bank and the Company all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control of the Bank or the Company. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank and the Company if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if the Bank or the Company institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank or the Company, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Bank’s or the Company’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Bank or the Company (including an individual who was an officer or employee of the Bank or the Company during the one year period following the Executive’s termination) for one year after the Executive’s employment termination.

7.2 Covenant Not to Compete.

(a) The Executive covenants and agrees not to compete directly or indirectly with the Bank or the Company for one year after employment termination. For purposes of this Section 7.2:

(1) the term “compete” means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory;

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory; or

(iii)	inducing or attempting to induce any person who was a customer of the Bank at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2) the words “directly” or “indirectly” mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Bank or the Company in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Bank when the Executive’s employment terminated.

(3) the term “customer” means any person to whom the Bank is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4) the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Bank or any of its affiliated corporations.

(5) “financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6) the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7) the term “territory” means the area within a 30-mile radius of any office of the Bank at the date of the Executive’s employment termination.

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c) The Executive acknowledges that the Bank’s and the Company’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that neither the Bank nor the Company would not have entered into this Agreement without such covenants in force.

7.3 Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Bank and the Company would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Bank’s and the Company’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by Executive, and (y) a suit in equity by the Bank or the Company to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank or the Company and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Bank or the Company from pursuing any other or additional remedies for the breach or threatened breach.

7.4 Applicability of Article 7. The rights and obligations set forth in this Article 7 shall apply only if the Executive terminates employment voluntarily and without Good Reason pursuant to Section 3.3 of this Agreement and, in that case, the rights and obligations shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns.

(a) This Agreement shall be binding upon the Bank and the Company and any successors to the Bank and the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank or the Company by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank and the Company. By agreement in form and substance satisfactory to the Executive, the Bank and the Company shall require any successor to all or substantially all of the business or assets of the Bank and the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, neither the Bank nor the Company shall have liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Pennsylvania. By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Pennsylvania.

8.3 Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Bank and the Company and replaces any prior employment agreement between the Bank and the Company and the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank and the Company at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the boards of directors of the Bank or the Company at the Bank’s or the Company’s executive offices.

8.5 Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, provided the Executive is not in breach of any obligation under Article 6 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Reimbursement of the Executive’s Expenses to Enforce this Agreement. The Bank and the Company shall reimburse the Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Executive in connection with enforcement by the Executive of the obligations of the Bank and the Company to the Executive under this Agreement.

8.10 Compliance with Internal Revenue Code Section 409A.

(a) The Bank, the Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank and the Company shall reform the provision. However, the Bank and the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, a termination of employment shall be considered to have occurred under this Agreement only upon Executive’s “separation from service” with the Bank and the Company as such term is defined in Treasury Regulation Section 1.409A 1(h), and any successor provision thereto.

(c) Notwithstanding anything to the contrary in this Agreement or in any Bank or Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Bank’s or the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 8.10(c) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

8.12 Effect of Federal Banking Statutes and Regulations. Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank or the Company whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. In addition, the Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to the Bank (including regulations and rules relating to any governmental program in which Company or the Bank may participate).

8.12 Source of Payments. All payments provided for under this Agreement shall be timely paid in cash or check from the general funds of the Bank or the Company.

8.13 Allocation of Obligations as Between the Bank and the Company. The parties understand that the Executive will perform substantial services for the Bank and the Company. Unless otherwise determined by the boards of directors of the Bank and the Company, the Executive shall not be entitled to compensation in addition to the compensation set forth in this Agreement as a result of the Executive’s serving as an officer of any affiliate of the Bank or the Company. The compensation, benefits and severance payments provided under this Agreement represent the total sums due the Executive by the Bank, the Company and any affiliate, and the Bank, the Company and any affiliate shall apportion between them the amounts to be paid under this Agreement, based upon the services rendered by the

Executive to each of entities, respectively. Any entitlement of the Executive to severance compensation or other termination benefits under this Agreement shall be determined on the basis of the aggregate compensation payable to the Executive by the affiliates and the Bank and the Company, and liability therefor shall be apportioned between the affiliates and the Bank and the Company in the same manner as compensation paid to the Executive for services to each of them.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

VICTORY BANK

For the Board of Directors

HV BANCORP, INC.

For the Board of Directors

EXECUTIVE

[Name]